EXHIBIT 10.1
                            MASTER SERVICE AGREEMENT

         This Agreement made this 2nd day of Feb. in the year 1998 by and between Electric Lightwave, Inc. ("ELI"), a Delaware corporation and Utah Webworks, Inc. ("Customer").

         WHEREAS, ELI is duly authorized to provide telecommunications services and facilities and;

         WHEREAS, Customer wishes to purchase such services as set forth herein.

         NOW, THEREFORE, it is agreed that service will be provided pursuant to ELI's Interstate Tariff No. 1 and any subsequent tariffs on file with the Federal Communications Commission for interstate services, or pursuant to tariff or price list, if applicable, for intrastate services and it is further agreed as follows:

1.       SERVICES.

         During the Term of this Agreement, ELI will provide Customer the specific services identified on the Sales Order(s).

2.       TERM AND TERMINATION.

         (a) Attached hereto and incorporated herein are Sales Orders containing details applicable to the telecommunications services and facilities ("the Services") to be provided under this Agreement. Additional Sales Orders may be prepared by ELI and when executed, shall be binding upon Customer and ELI and shall be deemed a part of this Agreement. Each Sales Order shall also set forth, the respective requested service, the mutually agreed to service date ("Service Date"), the term of service applicable thereto ("Term") the recurring (monthly and/or non-recurring (provisioning or other) charges.

         (b) Customer must provide ELI with thirty (30) days prior written notice to terminate service. Termination of service for billing purposes is effective upon the end of the thirty (30) day notice period and not upon notification. If Customer cancels a Sales Order or terminates service before completion of the Term of Service specified in the Sales Order(s), Customer agrees to pay ELI all costs, fees and expenses reasonably incurred in connection with pending Sales orders or customer specific special construction.

         (c) Customer is liable for termination charges up to a maximum amount equal to the total charges applicable for the remaining term as specified in the Sales Order(s).

         (d) ELI may terminate the Agreement immediately if (a) Customer commits a material breach of any provision of this Agreement; (b) Customer makes an assignment for the benefit of creditors, or any petition or proceeding is filed against customer under any law relating to creditor's rights generally; or (c) Customer fails to pay invoices within thirty (30) days of the date of invoice.

3.       PAYMENTS.

         During the Term of this Agreement and subject to either Tariff or contract limits, if applicable, Customer shall pay ELI for services as set forth in the Sales Order(s).

         Billing for services begins when customer has been notified of end-to-end connectivity on the facility provided by ELI. Failure of customer to provide customer-owned or leased equipment at time of notification by ELI of end-to-end connectivity does not preclude billing by ELI for services rendered under this Agreement.

         Charges shall be invoiced monthly and payment shall be due upon receipt. Customer will pay all sales and use taxes, as well as duties or levies, arising in connection with the services. The first bill will include monthly charges pro-rated for the first 30 days, applicable installation charges and taxes, if any. (Some cities impose franchise fees for certain categories of services which if applicable, will be charged to Customer as "Additional Fees.")

         At the expiration of the initial Term specified in each Sales Order, this Agreement shall continue in effect with respect to the Services specified therein on a month to month basis until terminated by either party upon thirty
(30) days prior written notice.

         A monthly interest charge will be applied to delinquent amounts over thirty (30) days. Customer's payment obligation to ELI is not contingent on the performance of any third party. Customer's failure to make payment in full within 30 days of invoice shall constitute a material breach of this Agreement. ELI will have the option of temporarily suspending services to Customer until such time as satisfactory payment is made or immediately terminating this Agreement and pursuing any remedy available at law or in equity.

4.       SERVICE CALL CHARGES.

         ELI may charge Customer for service calls (if service problem is determined not to be the fault of ELI) at the rates generally charged by ELI to its customers.

5.       LIABILITY.

         Neither ELI nor its affiliates, agents, officers, directors or employees shall be liable to Customer for indirect, incidental, special, consequential damages (including, but not limited to any claim from any client, or customer of Customer for loss of services, lost profits or lost revenues) arising under and in connection with this Agreement, or the performance thereunder, from any breach of partial breach of the provisions of this Agreement or arising out of any act or omission by ELI, its employees, servants or agents whether based on breach of warranty, negligence or any other theory of liability.

         ELI's liability arising out of delays in construction or installation under this Agreement, or out of mistakes, accidents, omissions, errors or defects in transmission in the provision of service hereunder shall in no event exceed the amount paid to ELI for service for the period of time of the failure rendered under this Agreement.

6.       EXCUSABLE DELAY.

         ELI will be excused from delays or failures in performance, caused by force majeure conditions including but not limited to the following: (I) Acts of God, including fire, earthquake, volcanic action and flood, (II) War, civil disturbances and civil or military authority and (III) services provided by others as part of total service provided by ELI. Customer will receive service interruption credits pursuant to Section 7 of this Agreement during a service interruption caused by a force majeure event.

7.       INTERRUPTION OF SERVICE.

         In the event of any interruption of service through no fault of ELI, unless such interruption is caused by ELI's willful misconduct or gross negligence, ELI's sole obligation shall be to provide credit on a pro rata basis against Customer's obligation to make payments pursuant to Section 2 hereof.

         ELI reserves the right to suspend service without notice to Customer for a non service affecting Planned Service Outage caused by scheduled maintenance or planned enhancements or upgrades to the network of thirty (30) seconds or less. ELI reserves the right to suspend service with at least twenty-four (24) hours notice to Customer for a Planned Service Outage caused by scheduled maintenance or planned enhancements or upgrades to the network of over thirty (30) seconds. Such Planned Service Outages shall occur between 12:00 AM and 6:00 AM on weekends only. ELI shall make all reasonable efforts to accommodate Customer in regard to the timing of Planned Service Outages, however, ELI reserves the right to proceed with Planned Service Outages in the event Customer objects to the timing of such outages. A Planned Service Outage will not be considered an out-of-service condition provided service is restored by the end of the time stated therein. A Planned Service Outage shall not be considered an out-of-service condition provided service is restored by the end of the period specified in the notice.

8.       WARRANTY.

         OTHER THAN AS EXPRESSED IN THIS AGREEMENT, OR IN ELI'S TARIFF OR PRICE LIST, THERE ARE NO WARRANTIES, REPRESENTATIONS OR AGREEMENTS, EXPRESSED OR IMPLIED EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OR MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE, EXCEPT THOSE EXPRESSLY SET FORTH HEREIN.

9.       RESPONSIBILITIES OF THE CUSTOMER.

The Customer shall:

         a) arrange for disconnection of existing service if applicable;

         b) notify long distance carrier of intent to do business with ELI and place appropriate orders with such carrier, if applicable;

         c) schedule a complete site survey with ELI, if deemed necessary by ELI;

         d) mutually agree with ELI on location for ELI equipment;

         e) mutually agree with ELI on network interface;

         f) provide to ELI all technical information necessary to install service;

         g) provide an equipment technician on-site throughout installation if required;

         h) verify ELI's completion of installation and testing and accept service within two days of written notification by ELI that service has been provisioned.

10.      STATE REGULATION.

         If the Service is provided solely within a single state in a manner which subjects the Service to regulation by such state then the terms and conditions of such Service and this Agreement shall be subject to such regulations and to any addendum to this Agreement relating thereto agreed upon by ELI and Customer.

11.      EQUIPMENT OR SOFTWARE NOT PROVIDED BY ELI.

         (a) Except as otherwise agreed to by the parties, ELI shall not be responsible for the provision and installation of equipment or software not provided by ELI; nor shall ELI be responsible for the transmission or reception of information by equipment or software not provided by ELI.

         (b) It is expressly understood that Customer shall be responsible for the use and compatibility of equipment or software not provided by ELI. In the event that Customer uses equipment or software not provided by ELI which impairs Customer's use of the Service(s), Customer shall nonetheless be liable for payment for the Service(s).

         (c) Services provided will meet or exceed industry standard for similar services and failure by customer to order or specify correct service shall not release customer from charges incurred to install an order.

12.      GOVERNING LAW.

         This Agreement shall be governed by the laws of the state of Utah.

13.      ENTIRE AGREEMENT.

         This Agreement, together with the attached Sales Order(s) and any Addendum(s) and ELI's Tariff or Price List on file with the Federal Communications Commission or appropriate state utility commission, if applicable, which is incorporated by reference and made a part hereof, sets forth the entire Agreement of the parties with respect to the subject matter hereof, and supersedes any prior agreement or understanding. If any provision hereof is held by a court to be invalid, void or unenforceable, the remainder of the Agreement shall nevertheless remain unimpaired and in effect. To the extent of a conflict between or among any provisions of this Agreement, the attached Sales Order and/or Tariff/Price List, the provisions of this Agreement will control.

14.      DEPOSITS.

         ELI may require the Customer, prior to or during the provision of service pursuant to this Agreement, to tender a deposit in an amount to be determined by ELI in its reasonable discretion to be held by ELI as a guarantee for the payment of charges. To determine the financial responsibility of Customer and/or the specific amount of any deposit required, ELI may rely upon commercially reasonable factors to assess and manage the risk of non-payment, including but not limited to payment history for telecommunications service, number of years in business, bankruptcy or insolvency history, financial statement analysis and commercial credit bureau rating.

         It shall be Customer's responsibility to provide to ELI upon request such information as is necessary for ELI to determine the financial responsibility of Customer, including but not limited to Customer's tax returns, audited and unaudited financial statements and loan application. A deposit does not relieve Customer of the responsibility for the prompt payment of bills upon presentation. The failure of Customer to post a deposit as required by ELI pursuant to this paragraph shall constitute a material breach of this Agreement by Customer which shall entitle ELI to terminate this Agreement and the service provided hereunder upon five (5) days written notice to Customer. When the service for which the deposit has been required is discontinued, the deposit will be applied to the final bill and any credit balance will be refunded to the Customer.

15.      ARBITRATION.

         (a) Any dispute arising out of or related to this Agreement, which cannot be resolved by negotiation, shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association. The costs of arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the parties unless the arbitration award provides otherwise. The arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by the Agreement and in no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages.

16.      NONDISCLOSURE.

         Customer shall not disclose to any third party during the term of Service, any of the material terms and conditions set forth in this Agreement (including but not limited to price-related terms), unless such disclosure is lawfully required by any government agency or is otherwise required to be disclosed by law.

17.      ASSIGNMENT.

  Neither this Agreement nor rights or obligations of the Customer shall be transferable or assignable by Customer without ELI's prior written consent, such consent not to be unreasonably withheld, provided however, either party may assign and transfer this Agreement to any parent, subsidiary, successor or affiliated company without the prior written consent of the other party. Provided further, assignee of Customer may be required to render a deposit pursuant to Section 14 of this Agreement if assignee does not meet credit standards.

CUSTOMER                                     ELECTRIC LIGHTWAVE, INC.

Print Name: Lamar Taylor                     Representative:  Susie DuBell

Signature:   /S/                             Signature:   /S/
            ---------------------                       ------------------------
Title:      President                        Title:  Account Executive

Company:    Utah WebWorks, Inc.                      Electric Lightwave

Date:       2/2/98                           Date:   2/2/98



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